Exhibit 99.1

RDA HOLDING CO. ANNOUNCES RESULTS FOR

THE FIRST QUARTER ENDED MARCH 31, 2012

•                  Company Announces First Quarter Revenue of $241.8 Million; Net Loss of $7.8 Million

•                  Improved Liquidity Position and Improved Operating Cash Flow Compared to 1Q 2011

•                  Company Reaffirms 2012 Outlook

NEW YORK, N.Y., May 8, 2012 — RDA Holding Co., parent company of The Reader’s Digest Association, Inc. (together with its subsidiaries and affiliated entities, “RDA”), the global multi-brand and multi-platform media and direct marketing company, announced today its financial results for the first quarter ended March 31, 2012.

Robert E. Guth, President and Chief Executive Officer, commented, “This is a transitional quarter for us in many ways.  We are proud of the progress we’ve made on our transformational steps, and in particular of the resulting improvement in our operating cash flow performance this quarter vs. first quarter last year, but several aspects of our first quarter performance were disappointing when compared to the year ago period.

“In particular, many of our European markets continued to face stubborn macro-economic headwinds, adding to the challenges in what is traditionally our most difficult quarter there.  However, our Asia Pacific, Latin America, and North America markets performed largely according to our expectations.

“As a result of the Allrecipes.com sale, our previously announced restructuring initiatives, and the new credit facility entered into at the end of March, we have enhanced our liquidity position and our cash generation abilities.  We are well positioned to move into the next stage of our transformation efforts, including the evaluation and possible execution of our international licensing initiative.

“Consistent with this position, we are reaffirming our guidance of 2012 consolidated EBITDA in the range of $115 million and $125 million.”

First Quarter Company Results and Highlights

Revenue decreased $42.0 million to $241.8 million, a decline of 14.8% from the 2011 quarter (a decrease of 17.6% on a constant currency basis and excluding fair value adjustments).  The revenue declines were primarily due to continued softness in our international businesses, the sale of the Every Day with Rachael Ray (EDWRR) publication, and declining renewals on certain of our publications in our North America publishing business.

First quarter 2012 operating loss increased $2.7 million, or 5.0%, to $56.8 million, from the 2011 quarter.  The increase in operating loss was primarily the result of declining revenue, as described above.  This was partially offset by headcount reductions relating, in part, to our 2011 restructuring initiatives.

EBITDA for the quarter was negative $37.7 million, compared to negative $15.7 million from the 2011 quarter, which has been adjusted to exclude discontinued operations, as well as the EDWRR publication, which we sold in October 2011.

Other highlights for the quarter include:

•                  Continued progress in our strategy to simplify business structure and strengthen our balance sheet: In addition to completing the sales of both Allrecipes.com and Weekly Reader during the quarter, the Company continues to make progress in the process to sell the Lifestyle & Entertainment Direct business.

•                  The Company used proceeds from the sale of Allrecipes.com to pay off its 2011 Senior Secured Term Loan and its Revolving Senior Credit Facility.  The Company plans to make a tender offer to its noteholders of approximately $50 million during the second quarter with the remainder of the proceeds from the sale of Allrecipes.com pursuant to the Company’s indenture.

•                  Another solid advertising performance in North America publishing: Excluding the adverse impact of EDWRR from our North American total advertising revenues, we experienced growth of 3.7% for the quarter.

•                  Solid quarterly revenue growth from partnerships:  Overall, our partnership initiatives contributed approximately $2.3 million in revenue during the quarter. These include our Humana and Chartis partnerships, both of which continue to perform as expected.

•                  Continued progress in digital initiatives: During the month of March, monthly unique visitors to all of our North American web sites grew to over 14 million, from approximately 8.4 million in March of 2011, an increase of 67%.  This growth was in part driven by a very strong performance at our Taste of Home web site.  Monthly page views during the month of March increased 18%, to just over 91 million.  Digital edition growth was equally strong, with March 2012 up almost 200% as compared to March of 2011, to nearly 150,000.   We continue to project that our monthly digital edition sales will exceed our monthly newsstand sales by the end of 2012, and now expect that our December 2012 digital editions will approach 400,000 units.

•                  Progress in exploring licensing opportunities for our international businesses:  We have progressed in our exploration of licensing opportunities for our international operations.  We believe that licensing some or all of our international business will allow us to simplify further our corporate structure as well as add stability and predictability to our financial performance.  We are now working against a clear timeline and are engaged in a number of discussions with good prospective partners.

New Financing

On March 30, 2012, the Company entered into a credit and guarantee agreement with Wells Fargo Bank, NA, which provides the Company with a $50 million secured term loan and an $11 million letter of credit facility, both of which mature on March 30, 2015.  The proceeds from the secured term loan will be used for working capital and general corporate purposes.  Additional details of the financing arrangement can be found in the Company’s Form 8-K, filed with the Securities and Exchange Commission on April 3, 2012.

First Quarter 2012 Segment Results

The Company classifies its business into three reportable segments: North America, Europe and Asia Pacific & Latin America (“APLA”). These segments comprise two business lines: media and direct marketing.

The North America segment comprises our operations in the United States and Canada that publish and market various magazines, books and home entertainment products.

The Europe and APLA segments primarily consist of our direct marketing operations in those regions.

Summary of reportable segment results

North America

First quarter revenue in the North America segment was $103.4 million, a decline of $27.5 million, or 21.0%, compared to $130.9 million in the first quarter of 2011 (with minimal effect from foreign currency translation). The decrease was primarily driven by the October 2011 sale of the Every Day with Rachael Ray publication; declining renewals on certain of our food and home magazine titles and our Reader’s Digest titles; and lower sales on certain single sale books and Select Edition series.

In the first quarter we had an operating loss of $6.4 million compared to an operating profit of $0.6 million in the first quarter of 2011. The decrease was primarily driven lower revenue as described above, and offset somewhat by our October 2011 sale of the Every Day with Rachael Ray publication.

Europe

First quarter revenue in the Europe segment was $95.8 million, a decline of $25.7 million, or 21.2%, compared to $121.5 million in the first quarter of 2011 (a decrease of 17.4% on a constant currency basis).  The declines were largely due to a smaller active customer base and softer response rates within certain customer segments on our books and home entertainment products, primarily in our markets in Central Europe, the German region, France and the Russia region.

In the first quarter we had an operating loss of $18.1 million in our Europe segment, an increase of $6.7 million, or 58.8%, compared to an operating loss of $11.4 million for the first quarter of 2011 (an increase of 65.8% on a constant currency basis). The increase in operating loss was primarily due to lower revenue as described above, and was partially offset by lower promotional investments and overhead cost savings resulting from our 2011 headcount reduction initiatives.

Asia Pacific and Latin America (APLA)

First quarter revenue in the APLA segment was $51.0 million, a decline of $6.8 million, or 11.8%, compared to $57.8 million in the first quarter of 2011 (with minimal effect from foreign currency translation). The decline was primarily driven by a lower active customer base and softer response rates within certain customer segments; timing on our books and home entertainment promotional investments; and declining subscription renewals on certain titles.  These declines were somewhat offset by favorable performance on non-published products in Australia, including a new food-related series.

In the first quarter we had an operating loss of $2.9 million compared to an operating profit of $1.8 million for the 2011 quarter. This operating loss was primarily due to lower revenue as described above.

Corporate Unallocated (Administrative expenses, not allocated to reportable segments)

Corporate unallocated for the first quarter 2012 increased $1.5 million, or 6.4%, to $24.9 million, compared to $23.4 million in the first quarter 2011. The increase in expenses is primarily related to an increase in stock-based compensation associated with new equity awards granted under the 2010 Plan and increased bonus expense due to anticipated 2012 funding levels. This was partially offset by decreased amortization costs resulting from the application of fresh start accounting and our emergence from bankruptcy and lower overhead costs driven by our 2011 restructuring initiatives.

Other Operating Items

Other operating items, net for the first quarter of 2012 decreased $3.8 million to $0.8 million, as compared to $4.6 million for the first quarter of 2011.  The decrease was primarily due to lower restructuring expense, driven by fewer headcount restructuring actions in the first quarter of 2012 compared to 2011, and lower professional fees relating to reorganizational efforts.

Conference Call

The Company will host a conference call to discuss results for the first quarter of 2012 on Tuesday, May 8, at 11 a.m. Eastern Time.

To listen to the conference call, please dial 866-770-7125 or 617-213-8066 internationally, and ask for Reader’s Digest.  The passcode is 99507282.

There will also be a PowerPoint presentation.  To access the presentation, visit this URL: www.rda.com/investor-relations/events.

An audio replay of the call will be available within 24 hours by dialing 888-286-8010 (617-801-6888 International), using passcode 74207066 and a link for replay of the online webcast will be posted on www.rda.com/investor-relations.  Both of these replay options will be available for seven days after this event.

Non-GAAP Financial Measures

The Company publicly reports its financial information in accordance with United States generally accepted accounting principles (GAAP).  To facilitate external analysis of the Company’s operating performance, the Company also presents financial information that may be considered “non-GAAP financial measures” under Regulation G and related reporting requirements promulgated by the Securities and Exchange Commission.  Non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures.  The following non-GAAP financial measure included in this release and/or referred to on our conference call are used by the Company in its internal analysis of the business.

EBITDA is a common supplemental measure of performance used by investors and financial analysts.  Management believes that EBITDA provides an additional analytical tool to clarify the Company’s results from core operations and delineate underlying trends.  The Company does not use EBITDA as a measure of liquidity because it includes certain contractual and non-discretionary expenditures.  Consolidated EBITDA is fully defined in our Senior Secured Notes indenture dated February 11, 2010, and generally consists of EBITDA plus/minus adjustments related to the following major items: (a) purchase and fresh start accounting; (b) asset impairment charges; (c) results of disposed and discontinued entities; (d) restructuring and reorganization costs; (e) non-cash gains and losses; and (f) other items, such as stock based compensation.  EBITDA as defined herein may differ from similarly titled measures presented by other companies.

The reconciliations of non-GAAP to GAAP measures are included in the tables attached to this release and are available at www.rda.com.  The Company’s financial statements will be filed with the Securities and Exchange Commission when available.

About The Reader’s Digest Association, Inc.

Reader’s Digest Association is a global media and direct marketing company that educates, entertains and connects more than 140 million consumers around the world with products and services from trusted brands. With offices in 44 countries, the company reaches customers in 78 countries, publishes 75 magazines, including 49 editions of Reader’s Digest, the world’s largest-circulation magazine, operates 62 branded websites and sells 30 million books, music and video products across the world each year. Further information about the company can be found at www.rda.com.

Forward-looking Statements

This press release contains, and oral statements made from time to time by our representatives may contain, forward-looking statements that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated.  The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “commence,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements.  All statements contained in this press release, other than statements of historical fact, including, without limitation, statements about our operations, financial condition and liquidity, strategies, business initiatives, prospects, expectations regarding future events and our financial performance and the development of the industry in which we operate, are forward-looking statements that involve certain risks and uncertainties.  While these statements represent the Company’s current judgment on what the future may hold, and the Company believes these judgments are based upon reasonable assumptions, these statements are not guarantees of any events or financial results, and the company’s actual results may differ materially.  Important factors that could cause our actual results to be materially different from our expectations include those risks described in our annual report found on Form 10-K which will be filed with the Securities and Exchange Commission.

You should not place undue reliance on the forward-looking statements contained in this press release.  These forward-looking statements speak only as of the date on which the statements were made.  The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

For further information contact:

For investor inquiries:	For media inquiries:
The Reader’s Digest Association	The Reader’s Digest Association
Bryan Berndt	David Press
Tel: 646.293.6054	Tel: 646.747.0098

(Tables follow)

RDA Holding Co., and Subsidiaries

Press Release Tables

Summary of Reportable Segment Results

	Successor Company
	Three months ended March 31,
	2012	2011
(Unaudited)	($ millions)	($ millions)
Revenue
North America segment, without EDWRR	$103.4	$119.8
EDWRR (disposed)	—	11.1
Europe segment	95.8	121.5
Asia Pacific & Latin America segment	51.0	57.8
Total all business segments	250.2	310.2
Intercompany eliminations	(1.3)	(1.8)
Fair value adjustments	(7.1)	(24.6)
Total revenue	$241.8	$283.8

Operating (loss) income
North America segment, without EDWRR	$(6.4)	$4.0
EDWRR (disposed)	—	(3.4)
Europe segment	(18.1)	(11.4)
Asia Pacific & Latin America segment	(2.9)	1.8
Total all business segments	(27.4)	(9.0)
Corporate unallocated (a)	(24.9)	(23.4)
Subtotal	(52.3)	(32.4)
Fair value adjustments (b)	(3.7)	(17.1)
Other operating items, net (c)	(0.8)	(4.6)
Total operating loss	(56.8)	(54.1)
Interest expense	17.4	13.8
Other (income) expense, net	(2.4)	1.5
Income tax benefit	(16.2)	(13.9)
Income (loss) from discontinued operations, net of taxes	47.8	(26.2)
Net loss	$(7.8)	$(81.7)

(a)  Corporate unallocated (primarily certain G&A costs and amortization of intangible assets)

(b)  Fair Value adjustments (amortization of fresh start adjustments upon our reorganization)

(c)  Other operating items, net (primarily restructuring costs)

RDA Holding Co., and Subsidiaries

Consolidated Statements of Operations

(in millions)

(unaudited)

	Successor Company
	Three months ended March 31,
	2012	2011

Revenue	$241.8	$283.8

Product, distribution and editorial expenses	117.6	137.6
Promotion, marketing and administrative expenses	180.2	195.7
Other operating items, net	0.8	4.6
Operating loss	(56.8)	(54.1)
Interest expense	17.4	13.8
Other (income) expense, net	(2.4)	1.5
Loss before income taxes and discontinued operations	(71.8)	(69.4)
Income tax benefit	(16.2)	(13.9)
Loss from continuing operations before discontinued operations	(55.6)	(55.5)
Income (loss) from discontinued operations, net of taxes	47.8	(26.2)
Net loss	$(7.8)	$(81.7)

RDA Holding Co., and Subsidiaries

Consolidated Balance Sheets

(in millions)

(unaudited)

	Successor Company
	March 31, 2012	December 31, 2011	March 31, 2011
Assets
Current assets:
Cash and cash equivalents	$153.9	$112.3	$98.6
Restricted cash	76.4	5.4	5.1
Accounts receivable, net	138.6	183.8	162.1
Inventories	69.4	63.8	63.4
Prepaid and deferred promotion costs	26.9	28.8	31.8
Prepaid expenses and other current assets	115.4	103.1	138.3
Assets held for sale	24.0	132.7	167.8
Total current assets	604.6	629.9	667.1
Property and equipment, net	52.1	52.0	56.6
Restricted cash	7.2	6.7	8.5
Goodwill	396.5	390.7	603.3
Other intangible assets, net	301.9	307.4	420.6
Prepaid pension assets	139.6	135.5	169.8
Other noncurrent assets	44.6	41.9	41.6
Total assets	$1,546.5	$1,564.1	$1,967.5
Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$0.5	$—	$—
Accounts payable	125.5	137.6	155.7
Accrued expenses	132.4	133.8	110.8
Income taxes payable	11.0	8.8	12.9
Unearned revenue	244.6	235.3	296.8
Other current liabilities	21.8	22.0	27.3
Liabilities held for sale	15.9	22.9	27.3
Total current liabilities	551.7	560.4	630.8
Long-term debt	570.2	603.8	511.1
Unearned revenue	95.8	89.6	104.8
Accrued pension	4.7	4.4	5.2
Postretirement and postemployment benefits other than pensions	8.7	9.2	12.2
Other noncurrent liabilities	163.6	154.1	201.3
Total liabilities	1,394.7	1,421.5	1,465.4
Successor Company common stock	—	—	—
Treasury stock	(30.7)	(30.7)	(43.3)
Paid-in capital, including warrants	595.6	594.3	599.2
Accumulated deficit	(430.6)	(422.8)	(111.3)
Accumulated other comprehensive income	17.5	1.8	57.5
Total stockholders’ equity	151.8	142.6	502.1
Total liabilities and stockholders’ equity	$1,546.5	$1,564.1	$1,967.5

RDA Holding Co., and Subsidiaries

Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Successor Company
	Three months ended March 31,
	2012	2011
Cash flows from operating activities:
Net loss	$(7.8)	$(81.7)
Adjustments to reconcile net loss to operating cash flows:
(Income) loss from discontinued operations, net of taxes	(47.8)	26.2
Depreciation and amortization	15.4	16.4
Benefit for deferred income taxes	(5.8)	(17.8)
Amortization of debt discounts	0.8	0.4
Amortization of debt issuance costs	2.3	0.7
Loss on derivatives and warrants	0.5	—
Stock-based compensation expense	4.6	1.6
Net gain on sale or disposal of certain assets	(1.0)	(1.1)
Changes in assets and liabilities, net of effects of dispositions:
Restricted cash	(0.1)	(0.4)
Accounts receivable, net	47.9	36.7
Inventories	(3.5)	(7.8)
Prepaid and deferred promotion costs	2.9	1.3
Other assets	(13.1)	(28.4)
Unearned revenue	21.6	39.5
Income taxes	(20.4)	(1.2)
Accounts payable and accrued expenses	(28.0)	(14.5)
Other liabilities	4.8	(2.2)
Net change in cash due to continuing operating activities	$(26.7)	$(32.3)
Net change in cash due to discontinued operating activities	(1.9)	(2.6)
Net change in cash due to operating activities	$(28.6)	$(34.9)

RDA Holding Co., and Subsidiaries

Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Successor Company
	Three months ended March 31,
	2012	2011
Cash flows from investing activities:
Capital expenditures	$(2.6)	$(4.9)
Proceeds from sale of a business	175.0	—
Proceeds from sale of assets	1.2	8.4
Investing restricted cash	(59.1)	—
Net change in cash due to continuing investing activities	$114.5	$3.5
Net change in cash due to discontinued investing activities	2.1	(0.3)
Net change in cash due to investing activities	$116.6	$3.2

Cash flows from financing activities:
Proceeds from borrowings	50.0	—
Repayments of long-term revolving credit facility	(35.0)	—
Debt payments to related parties	(45.0)	—
Cash paid for financing fees	(2.4)	(0.2)
Repurchase of Successor Company common stock	—	(43.3)
Tax effect of stock compensation	1.1	—
Financing restricted cash	(11.9)	—
Payment of prepayment penalty to related parties	(5.0)	—
Net change in cash due to continuing financing activities	$(48.2)	$(43.5)
Net change in cash due to discontinued financing activities	(0.2)	—
Net change in cash due to financing activities	$(48.4)	$(43.5)
Effect of exchange rate changes on cash and cash equivalents	2.0	4.4
Net change in cash and cash equivalents	41.6	(70.8)
Cash and cash equivalents at beginning of period	112.3	169.4
Cash and cash equivalents at end of period	$153.9	$98.6
Supplemental information
Cash paid for interest	$15.0	$12.7
Cash paid for income taxes	$0.1	$4.0

RDA Holding Co., and Subsidiaries

Net Income to Consolidated EBITDA Reconciliation

(in millions)

(unaudited)

	Successor Company
	Three months ended March 31,
	2012	2011

Net loss	$(7.8)	$(81.7)
Interest expense	17.4	13.8
Income tax benefit	(16.2)	(13.9)
Depreciation and amortization	15.4	16.4
Subtotal	8.8	(65.4)

Adjustments
Restructuring and reorganization costs	1.9	5.4
Fair value and fresh start adjustments	3.7	17.1
Disposed businesses	(47.8)	29.5
Other adjustments (a)	(4.3)	(2.3)
Consolidated EBITDA	$(37.7)	$(15.7)

(a)                      Other adjustments primarily include stock-based compensation, non-cash gains (e.g. pension), changes in the fair value of warrants and other adjustments.